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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 8)1

                          Intelligent Polymers Limited
                                (Name of Issuer)

                                      Units
                         (Title of Class of Securities)

45815V200 (Underlying Intelligent Polymers Shares Now Traded as CUSIP G48029105)
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 1, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 67 Pages
                         Exhibit Index Found on Page 34


------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached
          as  Exhibit  1  hereto  for  information   regarding  such  beneficial
          ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           See 11 below and the Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER  See 11 below  and the
                      Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 67 Pages

                                       13D
===============================
CUSIP No. 45815V200
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                      [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11     AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                      [   ]
---------======================================================================
   13     PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
          The Units have been separated into underlying Intelligent Polymer Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymer Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Shares (CUSIP #G48029105) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14     TYPE OF REPORTING PERSON*

          IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 67 Pages

     This Amendment No. 8 to Schedule 13D amends the Schedule 13D initially filed on December 12, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Preliminary Note.

     This amendment to the Schedule 13D reflects the following events:

     (1) the separation on October 1, 1999 (the "Separation Date"), of each Intelligent Polymers Unit into its component parts: one Common Share, par value $.01 per share, of Intelligent Polymers Limited (the "Shares") and one warrant, to purchase one common share, no par value, of Biovail Corporation International ("Biovail"); and (2) certain purchases of Units which were consummated prior to the Separation Date.

     As a result of the separation, the Units have ceased to exist. The Reporting Persons' beneficial ownership in the Shares underlying the Units is the same as it was as of the Separation Date. For a statement of the Reporting Persons' beneficial ownership of Shares, see Exhibit 1 hereto for a copy of the
Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999.

Item 2. Identity And Background

     Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership ("FCP"), with respect to the Units held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Units held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Units held by it;


                              Page 22 of 67 Pages

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Units held by it;

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Units held by it; and

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Units held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

      The Management Company

            (vii) Farallon  Capital  Management,   L.L.C.,  a  Delaware  limited
                  liability company (the "Management Company"), with respect to the Units held by certain accounts managed by the Management Company (the "Managed Accounts").

      The General Partner Of The Partnerships

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Units held by each of the Partnerships.

      The Managing Members Of the General Partner And The Management Company

            (ix) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect  to  the  Units  held  by  the  Partnerships  and  the
                  Managed Accounts: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                  A. Moore ("Moore") and Thomas F. Steyer ("Steyer"); and

            (x) the twelfth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Units held by the Partnerships.

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the


                              Page 23 of 67 Pages
other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than (i) Enrique H. Boilini who is an Argentinean citizen and (ii) David I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                              Page 24 of 67 Pages

Item 3. Source And Amount Of Funds And Other Consideration.

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Units acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D and prior to the Separation Date is set forth below:

      Entity         Units Acquired       Approximate Net Investment Cost2
      ------------   --------------       --------------------------------
      FCP              5,400                    $169,042.00
      FCIP             4,400                    $139,745.60
      FCIP II          2,500                     $73,843.70
      FCIP III         4,700                    $135,643.90
      Tinicum            300                      $9,632.70
      FCCP               300                      $9,632.70
      Managed
        Accounts      10,000                    $306,698.40

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP, Tinicum and FCCP, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCCP at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum, FCCP and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units.

Item 5. Interest In Securities Of The Issuer.


------------------------
     2 As the Shares traded as part of the Units at the time of purchase, the reported cost is a per Unit cost. For purposes of this Schedule 13D, the net investment cost attributes all the Unit cost to the related Share.

                              Page 25 of 67 Pages

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 3,737,500 Units outstanding as of December 31, 1998 as reported by the Company in its Form 20-F filed with the Securities and Exchange Commission on December 31, 1998.

          (c) The trade dates, number of Units purchased or sold and the price per Unit (including commissions) for all purchases and sales of the Units by the Partnerships in the past 60 days are set forth on Schedules A and B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

          (e) As stated in the Preliminary Note, the Intelligent Polymer Units separated on October 1, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999, which is attached as Exhibit 1 hereto.

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) The trade dates, number of Units purchased or sold and the price per Unit (including commissions) for all purchases and sales of the Units by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.


                              Page 26 of 67 Pages

          (e) As stated in the Preliminary Note, the Intelligent Polymer Units separated on October 1, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999, which is attached as Exhibit 1 hereto.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Individual Reporting Persons are managing members of the General Partner.

          (e) As stated in the Preliminary Note, the Intelligent Polymer Units separated on October 1, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999, which is attached as Exhibit 1 hereto.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e) As stated in the Preliminary Note, the Intelligent Polymer Units separated on October 1, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the


                              Page 27 of 67 Pages

               Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999, which is attached as Exhibit 1 hereto.

     The Units reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Units owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Units held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Units held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Units.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 the Schedule 13D filed by the Reporting Persons with respect to the Shares on October 8, 1999. There is filed herewith as Exhibit 2 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.





                              Page 28 of 67 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 8, 1999


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact
                    for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore, and Thomas F. Steyer.

     The Powers of Attorney, each executed by Boilini, Cohen, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999, by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference.


                              Page 29 of 67 Pages

                                                                         ANNEX 1


     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    The Management Company

      (a) Farallon Capital Management, L.L.C.
      (b) One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as investment  adviser to various managed accounts
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason
          M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2.    The General Partner

      (a) Farallon Partners, L.L.C.
      (b) c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as general partner to investment partnerships
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur
          E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3.   The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                              Page 30 of 67 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT3


        08-13-99                    200 (P)               $42.52









                              Page 31 of 67 Pages


------------------------
     3 As the Shares traded as part of the Units at the time of purchase, the reported cost is a per Unit cost. For purposes of this Schedule 13D, the net investment cost attributes all the Unit cost to the related Share.

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT4


        08-13-99                    200 (P)               $42.52








                              Page 32 of 67 Pages


---------------------------
     4 As the Shares traded as part of the Units at the time of purchase, the reported cost is a per Unit cost. For purposes of this Schedule 13D, the net investment cost attributes all the Unit cost to the related Share.

                                   SCHEDULE C

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF UNITS
                                 PURCHASED (P)             PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT5


        08-13-99                    200 (P)               $42.52










                              Page 33 of 67 Pages


-------------------------
     5 As the Shares traded as part of the Units at the time of purchase, the reported cost is a per Unit cost. For purposes of this Schedule 13D, the net investment cost attributes all the Unit cost to the related Share.

                                  EXHIBIT INDEX


EXHIBIT 1                               Schedule 13D Relating to Common Stock of
                                        Intelligent Polymers


EXHIBIT 2                               Joint Acquisition Statement Pursuant to
                                        Rule 13D-(f)(1)










                              Page 34 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                                 -------------------------------
                                                          OMB APPROVAL
                                                 -------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires: Aug. 31, 1999
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                 -------------------------------

                                   PURSUANT TO
                          RULE 101(d) OF REGULATION S-T

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                           (Amendment No. _________)1

                          Intelligent Polymers Limited
                                (Name of Issuer)

                     Common Stock, par value $.01 per Share
         (Formerly Traded as Part of Intelligent Polymers/Biovail Units)
                         (Title of Class of Securities)

               G48029105 (formerly included under CUSIP 45815V200)
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 1, 1999
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 32 Pages
                         Exhibit Index Found on Page 31



------------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 35 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

                                       13D
===============================
CUSIP No. G48029105
===============================
----------=====================================================================
    1     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Farallon Capital Partners, L.P.
----------=====================================================================
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
----------=====================================================================
    3     SEC USE ONLY

----------=====================================================================
    4     SOURCE OF FUNDS*
          WC, OO
----------=====================================================================
    5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) OR 2(e)
                                                                     [   ]
----------=====================================================================
    6     CITIZENSHIP OR PLACE OF ORGANIZATION
          California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           122,450 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      122,450 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          122,450 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
----------=====================================================================
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*
                                                                     [   ]
----------=====================================================================
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.3% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
----------=====================================================================
   14     TYPE OF REPORTING PERSON*
          PN
----------=====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 36 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           133,600 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      133,600 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         133,600 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.6% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 37 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           28,400 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      28,400 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         28,400 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.8% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 38 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           24,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      24,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,700 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 39 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           15,500 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      15,500 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,500 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 40 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons making this filing hold an aggregate  of
             538,000 Shares, which is 14.4% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           24,200 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      24,200 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         24,200 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.6% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 41 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           189,150 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      189,150 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         189,150 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         5.1% [Reflects the separation  of  the   Intelligent   Polymers  Units
         into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 42 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           348,850 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      348,850 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         348,850 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         9.3% [Reflects the separation  of  the   Intelligent   Polymers  Units
         into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 43 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 44 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 45 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 46 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 47 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           348,850 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      348,850 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         348,850 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         9.3% [Reflects the separation  of  the   Intelligent   Polymers  Units
         into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 48 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 49 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 50 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 51 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 52 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 53 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 54 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D
                                       13D
===============================
CUSIP No. G48029105
===============================
---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [   ]
                                                                 (b) [ X ]**
          ** The reporting  persons  making this filing hold an aggregate of
             538,000 Shares, which is 14.4% of the class of securities.
             The reporting person on this cover page, however,  may be
             deemed a beneficial owner only of the securities reported by it on this cover page.
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                     [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           538,000 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER
                      538,000 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         538,000 [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                     [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.4% [Reflects the separation of the Intelligent Polymers Units into underlying Intelligent Polymers Shares and Biovail Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Intelligent Polymers Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Intelligent Polymers Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 55 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


Preliminary Note.

     On October 1, 1999 (the "Separation Date"), the Units of Intelligent Polymers Limited (the "Units"), each composed of one Common Share, par value $.01 per share, of Intelligent Polymers Limited (the "Shares") and one warrant to purchase one common share, no par value, of Biovail Corporation International (the "Warrants"), separated. As a result of the separation, the component Shares and Warrants began trading independently and the Units have ceased to exist. This Schedule 13D is being filed to report beneficial ownership of the Shares (as opposed to the Units) as a result of the separation of the Shares from the Units. There have been no transactions in the Shares by any of the Reporting Persons (as defined below) since the Separation Date.

     Prior to the Separation Date, the Reporting Persons had reported beneficial ownership of the Units on a Schedule 13D which was most recently amended on October 8, 1999.

Item 1. Security And Issuer.

     This statement relates to shares of Common Stock, par value $.01 per share (the "Shares") of Intelligent Polymers Limited (the "Company"). The Company's principal offices are located at c/o Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton HM 11 DJ.

Item 2. Identity And Background.

     (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

      The Partnerships

            (i)   Farallon  Capital   Partners,   L.P.,  a  California   limited
                  partnership ("FCP"), with respect to the Shares held by it;

            (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

            (iii) Farallon Capital Institutional Partners II, L.P., a California
                  limited partnership ("FCIP II"), with respect to the Shares held by it;


                              Page 56 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

            (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it;

             (v)  Tinicum  Partners,   L.P.,  a  New  York  limited  partnership
                  ("Tinicum"), with respect to the Shares held by it; and

            (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") with respect to the Shares held by it.

     FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

      The Management Company

            (vii) Farallon  Capital  Management,   L.L.C.,  a  Delaware  limited
                  liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts")1.

      The General Partner Of The Partnerships

            (viii)Farallon  Partners,   L.L.C.,  a  Delaware  limited  liability
                  company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

      The Managing Members Of The General Partner And The Management Company

            (ix) The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: Enrique H. Boilini ("Boilini"), David I.
                  Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B.
                  Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee
                  A. Moore ("Moore") and Thomas F. Steyer ("Steyer"); and

            (x) the twelfth managing member of the General Partner, Fleur E. Fairman ("Fairman"), with respect to the Shares held by the Partnerships.


----------------------
     2 Of the Shares reported by the Management Company on behalf of the Managed Accounts, 6,600 Shares (equal to approximately 0.2% of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 57 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

     Boilini,  Cohen, Downes,  Duhamel,  Fairman, Fish, Fremder,  Fried, Mellin,
Millham, Moore, Steyer are together referred to herein as the "Individual Reporting Persons."

     (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

     (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen


                              Page 58 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

other than (i) Enrique H. Boilini who is an  Argentinean  citizen and (ii) David
I. Cohen who is a South African citizen.

     The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

Item 3. Source And Amount Of Funds And Other Consideration.

     As stated in the Preliminary Note, this Schedule 13D is being filed solely to reflect the separation of the Shares from the Units on the Separation Date. The net investment costs (including commissions) for all Units acquired by the Reporting Persons has been reported in the Schedule 13D, as amended, filed by the Reporting Persons with respect to the Units. As stated therein, for purposes of such filings, 100% of the net Unit price for each Unit was attributed to the underlying Share. For further information regarding the net investment costs (including commissions) of such Units (and corresponding Shares), see the
Schedule 13D, as amended, filed by the Reporting Persons with respect to the Units.

Item 4. Purpose Of The Transaction.

     The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Partnerships and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

     Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares , consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment


                              Page 59 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.

     Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

     Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5. Interest In Securities Of The Issuer.

     (a) The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each cover page filed herewith as well as Footnote Two hereto is calculated based upon the 3,737,500 Shares outstanding as of December 31, 1998 as reported by the Company in its Form 20-F filed with the Securities and Exchange Commission on December 31, 1998 and confirmed by the Company in a telephone conversation on October 6, 1999.

          (c)  As  stated  in  the   Preliminary   Note,   there  have  been  no
               transactions in the Shares since the Separation Date.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.


                              Page 60 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

     (b) The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c)  As  stated  in  the   Preliminary   Note,   there  have  been  no
               transactions in the Shares since the Separation Date.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c) The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d) The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.


                              Page 61 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The eleven Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings Or
        Relationships With Respect To Securities Of The Issuer.

     Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials To Be Filed As Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.





                              Page 62 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 8, 1999


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact
                    for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore, and Thomas F. Steyer.

     The Powers of Attorney, each executed by Boilini, Cohen, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999, by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference.


                              Page 63 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

                                                                         ANNEX 1


     Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    The Management Company

      (a) Farallon Capital Management, L.L.C.
      (b) One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as investment  adviser to various managed accounts
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason
          M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2.    The General Partner

      (a) Farallon Partners, L.L.C.
      (b) c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
      (c) Serves as general partner to investment partnerships
      (d) Delaware limited liability company
      (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur
          E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3.   The Individual Reporting Persons

     Except as stated below, each of the Individual Reporting Persons is a United States citizen whose business address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. Enrique H. Boilini is an Argentinean citizen whose business address is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830. David I. Cohen is a South African citizen. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of Fairman is serving as a managing member of the General Partner. The principal occupation of each other Individual Reporting Person is serving as a managing member of both the Management Company and the General Partner.

                              Page 64 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

                                  EXHIBIT INDEX


EXHIBIT 1                      Joint Acquisition Statement Pursuant to Rule 13D-
                               (f)(1)















                              Page 65 of 67 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: October 8, 1999



                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact
                    for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore, and Thomas F. Steyer.


                              Page 66 of 67 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  October 8, 1999



                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                    And FARALLON CAPITAL (CP) INVESTORS, L.P.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Joseph F. Downes,
                    Managing Member


                    /s/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as attorney-in-fact
                    for each of Enrique H. Boilini, David I. Cohen,
                    William F. Duhamel, Fleur E. Fairman, Jason M. Fish,
                    Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore, and Thomas F. Steyer.


                              Page 67 of 67 Pages